UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CuRRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2018

SMART GLOBAL HOLDINGS, INC.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-38102	98-1013909
(State of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

c/o Maples Corporate Services Limited P.O. Box 309 Ugland House Grand Cayman		KY1 -1104 Cayman Islands (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (510) 623-1231

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers

On March 14, 2018, the Board of Directors (the “Board”) of SMART Global Holdings, Inc. (“SGH” or the “Company”) announced that Executive Chairman Ajay Shah will assume the role of Chief Executive Officer (“CEO”) of the Company. Until his resignation becomes effective later this year, Mr. MacKenzie will remain as President and he and Mr. Shah will serve as Co-CEOs during a transition period. After the transition is complete, Mr. Shah will become the President and sole CEO and will continue to serve as the Chairman of the Board.

In the role of Co-CEO and then President and CEO, Mr. Shah will receive the minimum salary as required under California law (currently approximately $50,000 per year) and will otherwise receive employee benefits generally consistent with those provided to the Company’s other senior executives. In connection with Mr. Shah’s appointment, SGH and Mr. Shah entered into an offer letter on March 14, 2018 (the “Offer Letter”) that provides that Mr. Shah will receive a three-year employment agreement.

As the primary compensation for Mr. Shah’s new role, the Offer Letter provides for equity awards to be granted in the form of stock options to purchase ordinary shares of SGH each with an exercise price of $39.82 per share (the closing trading price of SGH stock on the date of grant) and each requiring that Mr. Shah is serving as CEO or Co-CEO at the time of vesting with the following additional terms: (i) 450,000 time-based options which will vest in four equal tranches of 25% (or 112,500 ordinary shares) on each annual anniversary of the grant date, (ii) 225,000 performance-based options eligible to vest in four equal tranches of 25% (or 56,250 ordinary shares) on each annual anniversary of the grant date if the 30 trading day rolling average closing price of an ordinary share of SGH equals or exceeds 150% of the exercise price (such 30 trading day average, the “150% Price Target”) at any time during the four year period following the grant date provided that if the 150% Price Target is satisfied after any annual vesting date for any portion of the options, such prior portion or portions will vest upon achievement of the 150% Price Target, and (iii) 225,000 performance-based options which options will be eligible to vest in four equal tranches of 25% (or 56,250 ordinary shares) on each annual anniversary of the grant date if the 30 trading day rolling average closing price of an ordinary share of SGH equals or exceeds 200% of the exercise price (such 30 trading day average, the “200% Price Target”) at any time during the seven year period following the grant date provided that if the 200% Price Target is satisfied after any annual vesting date for any portion of the options, such prior portion or portions will vest upon achievement of the 200% Price Target.

The option grants contain acceleration provisions in the event of a termination without cause or for good reason.

The full text of the Offer Letter will be filed as an exhibit to SGH’s next quarterly report on Form 10-Q.

Item 8.01	Other Events

A copy of the press release announcing Mr. Shah’s appointment is attached hereto as Exhibit 99.1 and incorporated by reference herein. For purposes of Section 18 of the Securities Exchange Act of 1934, the press release is deemed furnished, not filed.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press Release entitled “SMART Global Holdings Announces New CEO Appointment” issued by SMART Global Holdings, Inc. on March 14, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SMART Global Holdings, Inc.

By:	/s/ Bruce Goldberg
	Name:	Bruce Goldberg
	Title:	Vice President, Chief Legal Officer and Chief Compliance Officer

March 14, 2018